EXHIBIT 99.1

                         MONTEREY RESOURCES SHAREHOLDERS
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                           APPROVE MERGER WITH TEXACO
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FOR  IMMEDIATE  RELEASE:   TUESDAY,   NOVEMBER  4,  1997.
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         WHITE  PLAINS,  N.Y.,  &  BAKERSFIELD,  CALIF., Nov.  4  -  Texaco Inc.
announced today that the shareholders of Monterey Resources, Inc. overwhelmingly approved the merger of Monterey with Texaco.
         Under terms of the agreement, Monterey Resources shareholders will receive 0.3471 shares of Texaco common stock for each share of Monterey stock. As a result of the merger, Monterey will become a wholly owned subsidiary of Texaco, thereby enabling Texaco to maximize the potential value of Monterey's oil and gas assets.
         The  transaction  will   immediately   increase   Texaco's   California
production by 54,000 barrels per day, to 180,000 barrels per day. In addition, substantial growth in production is anticipated over the next few years.
         Commenting on the merger, Texaco Chairman and Chief Executive Officer Peter I. Bijur said, "The combination of significant reserves and talented employees will enable us to further capitalize on our expertise in heavy crude oil production. Through technological leadership and the employment of best practices, we will build on Texaco's existing success in the U.S. upstream sector."
         R. Graham Whaling, Chairman and Chief Executive Officer of Monterey Resources, said, "The results of the vote certainly endorse the merger of Monterey into Texaco. We are pleased that the transaction adds significant value for our shareholders and job opportunities for our employees."
         Claire S. Farley, Vice President of Texaco and President, North America Production, added, "We have adopted the phrase 'Building the Best Future Together' to express Texaco and Monterey's shared ambition of effectively merging these two organizations. We are confident this merger will allow us to continue our momentum in building an outstanding and competitive business."


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EDITORS NOTE: This press release contains projections and other  forward-looking statements within the meaning of section 21E of the Securities and Exchange Act of 1934. These projections and statements reflect the companies' current views with respect to future crude oil production. No assurances can be given, however, that these levels of production will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the companies' periodic reports filed with the Securities and Exchange Commission.

CONTACTS:                  Faye Cox         805-326-4533
                           Chris Gidez      914-253-4042